Exhibit 99.1

INmune Bio Reports Second Quarter 2019 Financial Results and Provides Shareholder Update

La Jolla, CA – August 12, 2019 – INmune Bio, Inc. (NASDAQ: INMB) (the “Company”), an immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, today reported its financial results for the second quarter ended June 30, 2019 and is providing a business update for the year-to-date.

2019 Year-to-Date Corporate Highlights:

•	INmune Bio’s management team rang the NASDAQ closing bell on Tuesday, April 9, 2019, to celebrate the Company’s successful initial public offering (“IPO”) in February 2019.
•	In May, the Company closed a private placement of approximately $4.7M of Common Stock priced led by Insiders and existing shareholders.
•	The Company published data on INmune Bio’s INB16 (INKmune) cell line in peer-reviewed journal PLOS ONE.
•	Reported positive preliminary data from INB03 Phase I clinical trial in cancer followed by a final report later this year as the Company advances the program into a Phase II study.
•	Edguardo (Ed) Baracchini a biotech business development veteran joined the board of directors.

“This year we remained focused on advancing our pipeline,” stated RJ Tesi, M.D., Chief Executive Officer of INmune Bio. “More recently we announced we have begun planning a Phase II trial for INB03 after receiving positive preliminary data from its clinical Phase I study. This preliminary data has allowed us to move forward with the development of INB03 as a combination immunotherapy for patients with cancer. We anticipate our full data set to be reported later this year followed by a Phase II study.”

Our clinical programs continue to advance:

•	Received preliminary positive data on INB03’s Phase I study in patients with advanced solid tumors. The trial was successful in determining, in order of priority, the safety of INB03 in cancer patients, the adequate dosage of INB03, and evidence of a biologic effect, as the Company begins planning a Phase II trial in cancer patients using INB03 as part of their combination immunotherapy. The target INB03 trough level was reached in three of three patients in the 1.0 mg/kg group. The inflammatory cytokine IL6, a biomarker of soluble TNF function, decreased by more than 50% in half of the patients, suggesting a pharmacodynamic effect of INB03.

•	INmune anticipates it will start patient enrollment in the Phase I study of XPro1595 for the treatment of Alzheimer’s disease and INKmune, INmune Bio’s NK cell therapy focused on eliminating residual disease after cancer therapy, in the second half of 2019.

Financial Results for the Second Quarter Ended June 30, 2019:

Net loss attributable to common stockholders for the second quarter ended June 30, 2019 was $0.4 million, compared to $6.2 million for the quarter ended June 30, 2018. Net loss incurred during the quarter ended June 30, 2019 included a noncash waiver of common stock issuable of $1.5 million partially offset by noncash stock-based compensation expense of $1.0 million.

Research and development expense totaled approximately $0.3 million for the second quarter ended June 30, 2019, compared with approximately $0.3 million for the quarter ended June 30, 2018. During the three months ended June 30, 2019, research and development expense included $0.6 million of research and development expense related to clinical trials, partially offset by $0.3 million of grants from the Alzheimer’s Association which the Company recognized as contra research and development expense.

General and administrative expense was approximately $1.7 million in the quarter ended June 30, 2019, compared to approximately $5.9 million in the quarter ended June 30, 2018. The $4.2 million decline in general and administrative expense is due to lower noncash stock-based compensation ($1.0 million for the quarter ended June 30, 2019 compared to $5.6 million for the quarter ended March 31, 2018), partially offset by higher general and administrative expenses including investor relations and payroll expense.

At June 30, 2019, the Company had cash and cash equivalents of approximately $9.4 million with no debt. In May, the Company closed a private placement of approximately $4.7 million of Common Stock led by insiders and existing shareholders.

As of August 9, 2019 the Company had 10.8 million common and 13.9 million fully diluted shares outstanding.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB) clinical-stage biotechnology company developing therapies targeting the innate immune system to fight disease. INmune Bio is developing three product platforms: two products that reengineer the patient’s innate immune system’s response to cancer and one product to treat neuroinflammation that is currently focused on Alzheimer’s disease. INKmune is a natural killer (NK) cell therapeutic that primes the patient’s NK cells to attack minimal residual disease, the remaining cancer cells that are difficult to detect, which often cause relapse. INB03 inhibits myeloid-derived suppressor cells (MDSC), which often cause resistance to immunotherapy, such as anti-PD-1 checkpoint inhibitors. XPro1595 targets neuroinflammation, which causes microglial activation and neuronal cell death. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and chronic inflammation. To learn more, please visit www.inmunebio.com.

Information about Forward-Looking Statements
Statements in this press release relating to our drug candidates and our ability to optimize our opportunities for growth and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

This release contains “forward-looking statements” Forward-looking statements reflect our current view about future events. When used in this release, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, our ability to raise capital to fund continuing operations; our ability to protect our intellectual property rights; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize products and services; changes in government regulation; and other factors relating to our industry, our operations and results of operations. Actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. For a more detailed description of the risk factors and uncertainties affecting the Company please refer to the Company’s recent Securities and change Commission filings, which are available at https://www.sec.gov/cgi-bin/browse-edgar?company=inmune&owner=exclude&action=getcompany. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required by law.

INmune Bio Contact:

David Moss, CFO

(858) 964-3720

DMoss@INmuneBio.com

Media Contact:

Antenna Group

Sharon Golubchik

(201) 465-8008

INmuneBio@AntennaGroup.com

Investor Contact:
KCSA Strategic Communications
Valter Pinto / Daniela Guerrero
PH: (212) 896-1254 / (347) 487-6187

INmune@KCSA.com

The following table summarizes our results of operations for the periods indicated:

INmune Bio, Inc.

BALANCE SHEETS

(Unaudited)

	As of
	June 30, 2019	December 31, 2018

ASSETS
Current assets:
Cash and cash equivalents	$9,363,964	$186,204
Research and development tax credit receivable	843,687	592,215
Other tax receivable	104,697	37,382
Joint development cost receivable	49,329	17,989
Prepaid expenses	200,024	15,552
Prepaid expenses – related party	244,882	-
Total current assets	10,806,583	849,342

Operating lease – right of use asset – related party	209,234	-
Acquired in-process research and development intangible assets	16,514,000	16,514,000
Total assets	$27,529,817	$17,363,342

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$438,217	$553,221
Accounts payable and accrued liabilities – related parties	69,891	270,545
Operating lease, current liability – related party	7,530	-
Total current liabilities	515,638	823,766

Long-term operating lease liability – related party	177,051	-
Total liabilities	692,689	823,766

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding	-	-
Common stock, $0.001 par value, 200,000,000 shares authorized, 10,762,473 and 8,719,441 shares issued and outstanding, respectively	10,762	8,719
Additional paid-in capital	42,686,569	25,446,196
Common stock issuable	50,000	4,676,000
Accumulated other comprehensive income (loss)	(19,207)	6,529
Accumulated deficit	(15,890,996)	(13,597,868)
Total stockholders’ equity	26,837,128	16,539,576
Total liabilities and stockholders’ equity	$27,529,817	$17,363,342

INmune Bio, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018
Revenue	$-	$-	$-	$-
Operating expenses:
Research and development	293,812	287,316	395,404	391,327
General and administrative	1,676,611	5,886,547	3,486,106	8,628,920
Waiver of common stock issuable	(1,542,000)	-	(1,542,000)	-
Total operating expenses	428,423	6,173,863	2,339,510	9,020,247
Loss from operations	(428,423)	(6,173,863)	(2,339,510)	(9,020,247)
Other income:
Interest income	36,340	-	46,382	-
Total	36,340	-	46,382	-
Net loss	$(392,083)	$(6,173,863)	$(2,293,128)	$(9,020,247)
Basic and diluted loss per common share	$(0.04)	$(0.71)	$(0.23)	$(1.04)
Weighted average common shares outstanding, basic and diluted	10,150,810	8,719,441	9,771,833	8,633,253

COMPREHENSIVE LOSS
Net loss	$(392,083)	$(6,173,863)	$(2,293,128)	$(9,020,247)
Other comprehensive loss – loss on foreign currency translation	(25,014)	(30,040)	(25,736)	(15,610)

Total comprehensive loss	$(417,097)	$(6,203,903)	$(2,318,864)	$(9,035,857)

INmune Bio, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(2,293,128)	$(9,020,247)
Adjustments to reconcile net loss to:
Net cash used in operating activities:
Stock-based compensation	1,949,395	8,066,986
Waiver of common stock issuable	(1,542,000)	-
Changes in operating assets and liabilities:
Research and development tax credit receivable	(251,472)	(155,816)
Other tax receivable	(67,315)	63,774
Joint development cost receivable	(31,340)	109,124
Prepaid expenses	(184,472)	(208,344)
Prepaid expenses – related party	(244,882)	112,218
Accounts payable and accrued liabilities	(376,529)	22,534
Accounts payable and accrued liabilities – related parties	60,871	(136,917)
Operating lease liability – related party	(24,653)	-
Net cash used in operating activities	(3,005,525)	(1,146,688)

Cash flows from financing activities:
Net proceeds from sale of common stock	12,209,021	900,000
Net cash provided by financing activities	12,209,021	900,000

Impact on cash from foreign currency translation	(25,736)	(15,610)

Net increase in cash and cash equivalents	9,177,760	(262,298)
Cash and cash equivalents – beginning	186,204	1,370,711
Cash and cash equivalents – ending	$9,363,964	$1,108,413

Cash paid during the period for:
Income Taxes	$-	$-
Interest	$-	$-

Noncash investing and financing activity:
Issuance of warrants to placement agents	$247,452	$-
Issuance of common stock issuable	$3,084,000	$-